EXHIBIT INDEX

1. Administration, Accounting and Transfer Agency Agreement among Registrant, Markman Capital Management, Inc. and
           Countrywide Fund Services, Inc.

2.         Consent of Independent Public Accountants

3.         Financial Data Schedule - Markman Aggressive Allocation
           Portfolio

4.         Financial Data Schedule - Markman Moderate Allocation
           Portfolio

5.         Financial Data Schedule - Markman Conservative Allocation
           Portfolio